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                                                                    EXHIBIT 99.4

                          STOCK SUBSCRIPTION AGREEMENT


     This STOCK SUBSCRIPTION AGREEMENT (this "Agreement") is made as of
               , 1998, by and between SUPERIOR NATIONAL INSURANCE GROUP, INC., a
Delaware corporation (the "Company"), and                , an individual (the
"Purchaser").


     In consideration of the mutual covenants and conditions contained herein, the parties agree as follows:


     1. Sale and Purchase of Stock. The Company hereby sells to the Purchaser, subject to the conditions and restrictions contained in this Agreement and in the Company's 1995 Stock Incentive Plan (the "1995 Plan"), and the Purchaser
hereby purchases,           shares (the "Shares") of the Company's common stock,
par value $.01 per share (the "Common Stock"), upon payment of the subscription price of $16.75 per share (the "Subscription Price"). In payment for the Shares, the Purchaser shall deliver to the Company any combination of (i) cash, (ii) a certified or cashier's check, or (iii) a secured promissory note (the "Promissory Note"), together with a stock pledge agreement (the "Stock Pledge Agreement"), in the amount of the purchase price (unless some other form of consideration is specifically authorized pursuant to Section 7 of the 1995
Plan).


     2. Shares Non-Transferrable. Except as otherwise provided in this Agreement, the Purchaser may not sell, transfer, assign, pledge, hypothecate or otherwise dispose of or encumber any of the Shares, or any right or interest therein (collectively referred to as a "Transfer") until the first anniversary of this Agreement; provided, however, that the Transfer of any Shares must be in accordance with the Stock Pledge Agreement, if applicable. Any purported Transfer not in compliance with this Agreement and the Stock Pledge Agreement shall be null and void.


     3. Escrow, Shareholder Rights. To assure compliance with the terms of this Agreement, the certificates evidencing the Shares shall be delivered to and deposited with the Secretary of the Company, as escrow agent (the "Escrow Agent"), along with a stock assignment executed in blank by the Purchaser for each certificate representing the Shares. The Shares represented by any certificate are to be held by the Escrow Agent for so long as Section 2 continues to apply to such Shares. Subject to compliance with the provisions of
Section 2 of this Agreement, the registered holder of each certificate representing the Shares shall retain all rights and privileges of ownership of those Shares that are held in escrow, except that while such Shares are held in escrow, the Escrow Agent shall vote such Shares in a shareholder vote or election in the same proportion as the other Common Stock of the Company voting in such matters and not subject to escrow.


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     4. Investment Representations. The Purchaser represents and warrants to the
Company that he or she is acquiring the Shares for his or her account for investment purposes and not with a view to or for sale in connection with any distribution of the Shares.



     5. Termination. This Agreement shall terminate with respect to each of the Shares upon the restrictions on the transfer of such shares as set forth in
Section 2 of this Agreement and under the terms of the Stock Pledge Agreement are no longer applicable.



     6. Miscellaneous.



     6.1 Legends on Certificates. Certificates evidencing the Shares shall bear such legends and shall be subject to such restrictions on transfer as the Company may reasonably deem necessary to comply with the Agreement, the Stock Pledge Agreement, and all applicable state and federal securities laws and regulations.



     6.2 No Right to Employment. This Agreement shall not confer upon the Purchaser any right to employment or continuance of performance of services for the Company or any affiliate of the Company. Purchaser acknowledges and agrees that, unless otherwise provided for by an employment or consulting agreement or other similar agreement entered into between the Purchaser and the Company or any affiliate of the Company, his or her employment with the Company is not for any fixed term and that it will continue only at the will of both Purchaser and the Company.



     6.3 Further Assurances. Each party hereto agrees to perform any further acts and to execute and deliver any document which may be reasonably necessary to carry out the intent of this Agreement.



     6.4 Binding Agreement. This Agreement shall bind and inure to the benefit of the successors, assigns, personal representatives, heirs and legatees of the Purchaser and the Company.



     6.5 Other Restrictions on Transfers. The restrictions on transfer set forth in this Agreement are in addition to any and all restrictions on transfer of shares imposed pursuant to any applicable state or federal law or regulation or the 1995 Plan.



     6.6 Notice. Except as otherwise provided herein, all notices, requests, demands and other communications under this Agreement shall be in writing, and if by telegram or telecopy, shall be deemed to have been validly served, given or delivered when sent, or if by personal delivery or messenger or courier service, or by registered or certified mail, shall be deemed to have been validly served, given or delivered upon actual


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delivery, at the following addresses, telephone and facsimile numbers (or such other address(es), telephone and facsimile numbers a party may designate for itself by like notice):

        If to Company:

          Superior National Insurance Group, Inc.
           26601 Agoura Road
           Calabasas, California 91302
           Attention: Robert E. Nagle, Esq.
           Telephone: (818) 880-1600

           Telecopy: (818) 880-8615


        If to Purchaser:

            ____________________________

            ____________________________

            ____________________________


      7. Amendments. This Agreement may be amended at any time by the written agreement and consent of all the parties hereto.



      8. Governing Law. This Agreement is made in the State of California, and shall be governed by and construed in accordance with the laws of said State.



      9. Disputes. In the event of any dispute among the parties arising out of this Agreement, the prevailing party shall be entitled to recover from the nonprevailing party the reasonable expenses of the prevailing party, including, without limitation, reasonable attorneys' fees.



     10. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties pertaining to the subject matter hereof and supersedes any and all prior agreements, whether written or oral, relating thereto.



     11. Headings. Introductory headings at the beginning of each section of this Agreement are solely for the convenience of the parties and shall not be deemed to be a limitation upon or description of the contents of any such section and subsections of this Agreement.



     12. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original and both of which, when taken together, shall constitute one and the same Pledge Agreement.


     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

PURCHASER:                                             SUPERIOR NATIONAL INSURANCE
                                                       GROUP, INC.
-----------------------------------------------------  By:
                                                       -------------------------------------------------
                                                       Its:
Address:                                               -------------------------------------------------
-----------------------------------------------------
-----------------------------------------------------  Address:
-----------------------------------------------------
                                                       26601 Agoura Road
                                                       Calabasas, CA 91302
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